EXHIBIT 23.3

Brian Simmons P.Eng.
Rodell Enterprises Ltd.
Box 151, 1235 Barnes Road
Crofton, B.C., Canada, V0R 1R0
Phone 250.210.2520
briangsimmons@shaw.ca

U.S. Securities and Exchange Commission
450, 5th Street, NW
Washington, D.C.
20549

CONSENT

I, Brian Simmons P.Eng., am the author of a Report entitled **U.S. Rambler Project**, New Westminster, Similkameen Mining Division, British Columbia, Canada, dated February 24, 2010, prepared for Varca Ventures Inc.
This is to confirm that I consent to the filing of the U.S. Rambler Project Report with the US Securities and Exchange Commission, namely an S-1 Form.

I also consent to Varca Ventures Inc. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Crofton, B.C., Canada, this 24th day of February, 2010.



Brian Simmons P.Eng.
Consulting Mining Engineer